                                                             EXHIBIT 2



                           SHAREHOLDERS AGREEMENT

               AGREEMENT, dated October 1, 1996 (this "Agreement"), by and among TOYS "R" US, Inc., a Delaware corporation ("Acquiror"), and Jack P. Tate ("Tate") and Linda M. Robertson ("Robertson") (each, a "Shareholder", and collectively, the "Shareholders").

                            W I T N E S S E T H:
                            ----------- -------
               WHEREAS, concurrently herewith, Acquiror and Diaper, Inc., a South Carolina corporation (the "Company"), and Tate are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which the Company will be merged with and into Acquiror (the "Merger");

               WHEREAS, Tate owns 9 million shares (the "Shares"), no par value, of common stock of the Company ("Common Stock"); and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

               1.   Provisions Concerning Shares.  (a)  Tate hereby
                    ----------------------------
     agrees that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of Common Stock, however called, or in connection with any written consent of the holders of shares of Common Stock, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by him, whether heretofore owned or hereafter acquired, (i) in favor of the adoption of the Merger Agreement and any actions required in furtherance thereof and hereof;
     (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Acquiror, against the following actions (other than the Merger and the transactions


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     contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Tate shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of
     Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

               (b) In furtherance of the foregoing, (i) Tate hereby appoints Acquiror and the proper officers of Acquiror, and each of them, with full power of substitution in the premises, its proxies to vote all Shares at any meeting, general or special, of the shareholders of the Company, and to execute one or more written consents or other instruments from time to time in order to take such action without the necessity of a meeting of the shareholders of the Company, in accordance with the provisions of the preceding paragraph and (ii) Acquiror hereby agrees to vote such Shares or execute written consents or other instruments in accordance with the provisions of the preceding paragraph. The proxy and power of attorney granted herein shall be irrevocable during the term specified in Section 5 hereof, shall be deemed to be coupled with an interest and shall revoke all prior proxies


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


     granted by Tate. Tate shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the disability or incompetence of such Shareholder.

               (c) Notwithstanding anything to the contrary in this Agreement, in no event shall the number of Shares subject to the agreement to vote provided for in Section 1(a) or the proxy provided for in Section 1(b) be greater than 49% of the total voting power of all shares of capital stock of the Company entitled to vote in ordinary circumstances in an election of directors.

               (d) Tate hereby waives his dissenter's rights under Chapter 13 of the BCA with respect to the Shares in connection with the transactions contemplated by the Merger Agreement.

               2.   Other Covenants, Representations and Warranties.
                    -----------------------------------------------
     Each Shareholder hereby agrees, represents and warrants as to itself to Acquiror as follows:

               (a)  Ownership of Shares.  Tate is the Beneficial Owner
                    -------------------
     of 9 million Shares. On the date hereof, such Shares constitute all of the shares of Common Stock owned of record or Beneficially Owned by him. Tate has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Shares, with no limitations, qualifications or restrictions on such rights.

               (b)  Power; Binding Agreement.  Such Shareholder has
                    ------------------------
     the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. In the case of Tate, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such shareholder of the


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


     transactions contemplated hereby. If Tate is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Tate's spouse, enforceable against such person in accordance with its terms.

               (c)  No Conflicts.  (A) No filing with, and no permit,
                    ------------
     authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Tate and the consummation by him of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Tate, the consummation by him of the transactions contemplated hereby or compliance by him with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Tate is a party or by which he or any of his properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to him or any of his properties or assets.

               (d)  No Finder's Fees.  Other than existing financial
                    ----------------
     advisory and investment banking arrangements and agreements between the Company and CS First Boston Corporation and Invemed Associates, Inc., no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Shareholder.

               (e)  No Solicitation.  Notwithstanding the provisions
                    ---------------
     of Section 6.2 of the Merger Agreement, from and after the date hereof and continuing until this provision terminates pursuant to
     Section 5 hereof, Tate shall not, in his capacity as such, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of his agents, and Tate shall promptly


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     notify Acquiror orally (in all events within two business days)
     and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which he or any such agent may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, Tate shall deliver to Acquiror a copy of such inquiry or proposal promptly; provided, however, that, notwithstanding any
                        --------  -------
     other provision of this Agreement, Tate, as a member of the Board of Directors of the Company, may take any action in his capacity as a director that the Board of Directors of the Company would be permitted to take in accordance with Section 6.2 of the Merger Agreement. Tate will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

               (f)  Restriction on Transfer, Proxies and Non-
                    ----------------------------------------
     Interference.  Tate shall not, directly or indirectly, during the
     ------------
     period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares or any interest therein;
     (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or
     (iii) take any action that would make any of his representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling him from performing his obligations under this Agreement.

               (g)  Disposition of Acquiror Common Shares.  Tate has
                    -------------------------------------
     no plan or intention to sell, exchange, or otherwise dispose of, reduce the risk of loss by short sale or other use, enter into any contract or arrangement with respect to, or consent to the sale, exchange or other disposition of any interest in any Acquiror Common Shares received in the Merger by such Shareholder.

               (h)  Reliance by Acquiror.  Such Shareholder
                    --------------------
     understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.


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               (i)  Certain Acknowledgements by Tate.  Tate
                    --------------------------------
     acknowledges that he is an informed and sophisticated investor and, together with his advisor, has undertaken such investigation as he has deemed necessary, including the review of the Merger Agreement and this Agreement, to enable him to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby. Tate acknowledges that pursuant to the Merger he will receive less consideration per Share than will other holders of shares of Common Stock.

               3.   Further Assurances.  From time to time, at the
                    ------------------
     other party's request and without further consideration, Tate and Acquiror shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               4.   Stop Transfer.  Tate agrees with, and covenants
                    -------------
     to, Acquiror that he shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               5.   Termination.  Except as otherwise provided herein,
                    -----------
     the covenants and agreements contained in Sections 1, 2(e), 2(f) and 4 hereof with respect to the Shares shall terminate (a) in the event the Merger Agreement is terminated pursuant to any other provision, upon such termination, and (b) in the event the Merger is consummated, upon the Effective Time.

               6.   Shareholder Capacity.  No person executing this
                    --------------------
     Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Tate is executing this Agreement solely in his capacity as the record and beneficial owner of all of his Shares.

               7.   Confidentiality.  The Shareholders recognize that
                    ---------------
     successful consummation of the transactions contemplated by this



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     Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Shareholder's counsel and advisors, if any) without the prior written consent of Acquiror, except for disclosures such Shareholder's counsel advises are necessary in order to fulfill such Shareholder's obligations imposed by law, in which event such Shareholder shall give notice of such disclosure to Acquiror as promptly as practicable so as to enable Acquiror to seek a protective order from a court of competent jurisdiction with respect thereto.

               8.   Release.  Each of the Shareholders, solely in such
                    -------
     person's capacity as a shareholder of the Company, hereby releases and discharges the Company and the Surviving Corporation and their respective officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns (and the respective heirs, executors, administrators, representatives, successors and assigns of such officers, directors, shareholders, employees, agents, attorneys and representatives) from any and all claims, actions, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which any of the Shareholders, as a result of such person's status as a shareholder of the Company, had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever relating, directly or indirectly, to the Company or the Surviving Corporation and any of their respective subsidiaries, as the case may be; provided,
                                                           --------
      however, that nothing contained in this Section 8 shall be
      -------
     construed as a release of the Acquiror for any such claims such Shareholder may have, as a shareholder of Acquiror, for obligations Acquiror may have to such Shareholder following the Merger.

               9.   Non-Competition.  (a)  Except as otherwise
                    ---------------
     provided in Section 9(b), each Shareholder shall not, until the third anniversary of the Effective Date (the "Termination Date"):

               (i) engage in any activity in the juvenile retail business, directly or indirectly (whether as an employee, officer, director, agent, consultant, proprietor, partner, principal shareholder of otherwise), anywhere in the United States of America and in foreign countries where the Company currently has operations; or

               (ii) engage in any action, activity or course of conduct which is detrimental to the business or business reputation of the Company or any of its Subsidiaries, including
     (A) recruiting any employees of the Company (or the Surviving Corporation) or any of its subsidiaries and (B) soliciting or encouraging any employee of the Company (or the Surviving Corporation) or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries and (C) disclosing or furnishing to anyone any confidential information relating to the Company or any of its subsidiaries or otherwise using such confidential information for its own benefit or the benefit of any other person.

               (b) Nothing contained in Section 9(a) shall prohibit or otherwise restrict any Shareholder from acquiring or owning, directly or indirectly, for investment or other legitimate business purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in the juvenile retail business if either (i) such entity is a public entity and (A) is not a Controlling Person of, or a member of a group which Controls, such entity and (B) owns, directly or indirectly, no more than 5% of any class of equity securities of such entity or (ii) such entity is not a public entity and such Shareholder (X) is not a Controlling Person of, or a member of a group that Controls, such entity and (Y) owns, directly or indirectly, no more than 10% of any class of equity securities of such entity.

               (c) Each Shareholder acknowledges and agrees that the covenants and restrictions contained in this Section 9 are reasonable and that they shall not in any way challenge the reasonableness or the enforceability of this Section 9 or any covenant or restriction contained herein.

               (d) As used herein, "Control" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlling Person" shall have a correlative meaning.

               10.  Miscellaneous.
                    -------------
               (a)  Entire Agreement.  This Agreement and in the case
                    ----------------
     of Tate, the Merger Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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


               (b)  Certain Events.  Tate agrees that this Agreement
                    --------------
     and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Tate's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

               (c)  Assignment.  This Agreement shall not be assigned
                    ----------
     by operation of law or otherwise without the prior written consent of the other party, provided that Acquiror may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Acquiror, but no such assignment shall relieve Acquiror of its obligations hereunder if such assignee does not perform such obligations.

               (d)  Amendments, Waivers, Etc.  This Agreement may not
                    ------------------------
     be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.

               (e)  Notices.  All notices, requests, claims, demands
                    -------
     and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to any Shareholder:        c/o Baby Superstore, Inc.
                                   1201 Woods Chapel Road
                                   Duncan, South Carolina  29334
                                   Telephone:  (800) 324-1340
                                   Facsimile:  Call to arrange
                                               facsimile.
                                   Attention:  Linda M. Robertson

     If to Acquiror:               Toys "R" Us, Inc.
                                   461 From Road
                                   Paramus, New Jersey  07652
                                   Telephone:  201-262-7800
                                   Facsimile:  201-262-8919
                                   Attention:  Michael Goldstein


     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

               (f)  Severability.  Whenever possible, each provision
                    ------------
     or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (g)  Specific Performance.  Each of the parties hereto
                    --------------------
     recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (h)  Remedies Cumulative.  All rights, powers and
                    -------------------
     remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (i)  No Waiver.  The failure of any party hereto to
                    ---------
     exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (j)  No Third Party Beneficiaries.  This Agreement is
                    ----------------------------
     not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

               (k)  Governing Law.  This Agreement shall be governed
                    -------------
     and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

               (l)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY
                    --------------------
     WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

               (m)  Descriptive Headings.  The descriptive headings
                    --------------------
     used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (n)  Counterparts.  This Agreement may be executed in
                    ------------
     counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

               IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                       TOYS "R" US, INC.


                                       By: /S/ Michael Goldstein
                                          --------------------------
                                          Name:  Michael Goldstein
                                          Title: Vice Chairman and
                                              Chief Executive Officer


                                       By: /S/ Jack P. Tate
                                          --------------------------
                                          Jack P. Tate


                                       By: /S/ Linda M. Robertson
                                          --------------------------
                                          Linda M. Robertson






     AGREED TO AND ACKNOWLEDGED
     (with respect to Sections 2, 4 and 8):


     BABY SUPERSTORE, INC.


     By: /S/ Jack P. Tate
        ---------------------------
       Name:  Jack P. Tate
        Title: Chief Executive Officer




     NYFS11...:\93\77893\0010\1664\AGR9236L.39G